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EXHIBIT 99.1

REVOCABLE PROXY

TIMBERLINE BANCSHARES
SPECIAL MEETING OF SHAREHOLDERS

MARCH 14, 2001

    PROXY SOLICITED BY THE BOARD OF DIRECTORS

    The undersigned hereby appoints Robert J. Youngs and John A. Linton and each of them, proxies with full power of substitution to vote on behalf of the undersigned all shares of common stock of Timberline Bancshares at the Special Meeting to be held on March 14, 2001, and any adjournments thereof, with all powers the undersigned would possess if personally present, with respect to the following:

    1.  Agreement and Plan of Reorganization and Plan of Merger. If approved, Timberline Bancshares would merge with and into PremierWest Bancorp, and Timberline shareholders will receive consideration with a value of $13.50 per share consisting of cash, PremierWest common stock, or a combination of cash and PremierWest common stock in exchange for each share of Timberline stock held.

FOR [ ]	AGAINST [ ]	ABSTAIN [ ]

    2.  Other Matters. At the discretion of the proxy holder, on such other business as may properly come before the meeting and any adjournments thereof.

    The Board of Directors of Timberline has unanimously voted in favor of the Merger and recommends your vote to approve the Merger.

    The shares represented by this proxy will be voted as specified above, but if no specification is made, this proxy will be voted FOR the Agreement and Plan of Reorganization and Plan of Merger. The proxies may vote in their discretion as to other matters that may come before the meeting.

Dated: , 2001

Please date and sign exactly as your name appears on your stock certificate(s) (which should be the same as the name of the address label on the envelope in which this proxy was sent to you), including designation as executor, trustee, etc., if applicable. A corporation must sign its name by the president or other authorized officer. All co-owners must sign.

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REVOCABLE PROXY TIMBERLINE BANCSHARES SPECIAL MEETING OF SHAREHOLDERS MARCH 14, 2001